Exhibit 10.1

November 22, 2013

Priced In Corp.
6110 Coxswain Crescent
Toronto, ON, Canada
Attention: Board of Directors

Re:           Resignation as Officer and Director

Dear Priced In Corp. Board of Directors:

This letter is to notify you that I am resigning as Vice President of Priced In Corp. (the “Company”) and as a member of the Company’s Board of Directors. My resignation will take effect as of the date hereof.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

I undertake that I do not have any claims against the Company upon my resignation.

Sincerely,

/s/ Sean Maguire
Sean Maguire